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                                                                EXHIBIT 11.1

HOLLINGER INTERNATIONAL INC.
COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     Year Ended December 31,
                                               --------------------------------
                                                 1996        1995        1994
                                               --------    --------    --------
Average shares outstanding                      82,799      56,956       53,980
                                               =======     =======     ========
Earnings before extraordinary item             $33,813     $ 6,202     $102,772
Extraordinary loss on debt extinguishments      (2,150)         --           --
                                               -------     -------     --------
Net earnings                                    31,663       6,202      102,772

Preferred dividends                              1,087         271           --
                                               -------     -------     --------
Net earnings applicable to common shareholders $30,576     $ 5,931     $102,772
                                               =======     =======     ========

Earnings per common share
  Earnings before extraordinary item           $  0.40     $  0.11     $   1.90
  Extraordinary loss                             (0.03)         --           --
                                               -------     -------     --------
  Net Earnings                                 $  0.37     $  0.11     $   1.90
                                               =======     =======     ========